UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 18, 2008

NVIDIA CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	0-23985	94-3177549
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2701 San Tomas Expressway, Santa Clara, CA	95050
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (408) 486-2000

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.05	Costs Associated with Exit or Disposal Activities.

On September 18, 2008, NVIDIA Corporation announced a workforce reduction to allow for continued investment in strategic growth areas. As a result, NVIDIA expects to eliminate approximately 360 positions worldwide, or about 6.5 percent of our global workforce. The reduction is expected to be completed by the end of the third quarter of fiscal 2009 ending October 26, 2008. We expect to record restructuring-related charges of approximately $7 million to $10 million in the third quarter of fiscal 2009 in connection with the reduction. These pre-tax charges are comprised of severance and related expenses and are expected to be charged primarily against our operating expenses.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

In connection with, and contingent upon, the corporate workforce reduction, the Compensation Committee of the Board of Directors approved a proposal by management to reduce to zero any individual variable cash payments that would be payable to our executive officers pursuant to the NVIDIA Corporation Fiscal Year 2009 Variable Compensation Plan. Fiscal 2009 ends January 25, 2009. The Fiscal Year 2009 Variable Compensation Plan is filed as Exhibit 10.1 to our Current Report on Form 8-K, filed with the Securities and Exchange Commission on April 21, 2008.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NVIDIA Corporation

Date: September 18, 2008	By:	/s/ DAVID M. SHANNON
David M. Shannon
Senior Vice President, General Counsel and Secretary